EXHIBIT 6

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ARTICLES OF ASSOCIATION OF                                EB/EL/692812/19266.dle
VERSATEL TELECOM INTERNATIONAL N.V.

having its seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on October 9th, 2002, before J.H.M. Carlier, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice has advised on September 13th, 2002, under number N.V. 538638 that no objections have become apparent.


DEFINITIONS
ARTICLE 1

In the present articles of association the following shall be understood to mean:

1.1.     company:
         the company to which the present articles of association will apply;

1.2.     general meeting:
         the body formed by shareholders holding voting rights and other persons holding voting rights;

1.3.     meeting of shareholders:
         the meeting of the general meeting and other parties entitled to attend meetings;

1.4.     parties entitled to attend meetings:

         o  shareholders with voting rights;

         o  shareholders without voting rights;

         o  usufructuaries and pledgees with voting rights;

         o other (holders of rights granted by law to) holders of depository receipts of its shares issued with the co-operation of the company;

1.5.     Official Price List:
         the Official Price List of Amsterdam Exchanges N.V. or an official publication taking its place;

1.6.     accountant:
         an accountant as referred to in article 393, Volume 2 of the Civil Code or an organisation in which such accountants are associated;

1.7.     annual meeting:
         the meeting of shareholders destined for the consideration of the annual account


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         and the annual report;

1.8.     annual account:
         the balance sheet and the profit and loss account with explanatory memorandum;

1.9.     annual report:
         report of the position of the company as at the last day of the financial year and the course of affairs during the financial year.

1.10.    subsidiary:

         o a legal entity in which the company or one or several of its subsidiaries, whether or not by virtue of an agreement with other parties entitled to vote, alone or jointly may exercise more than fifty per cent of the voting rights in the general meeting;

         o a legal entity of which the company or one or several of its subsidiaries is/are a member/members or shareholder(s) and, whether or not by virtue of an agreement with other parties entitled to vote, alone or jointly may appoint or dismiss more than fifty per cent of the managing directors or of the supervisory directors, also in case all parties entitled to vote will be voting. A subsidiary will be equated with a company acting under its own name in which the company or one or several subsidiaries as a partner will be fully liable for the debts towards creditors. The provisions laid down hereinbefore will apply without prejudice to the provisions in article 24a paragraphs 3-4, Volume 2 of the Civil Code;

1.11.    group company:
         a legal entity or company with which the company is associated in a group;

1.12.    the priority:
         the holder of the sole priority share;

1.13.    Wge:
         the Act on securities transfer by giro;

1.14.    Necigef:
         the central institute in the sense of the Wge;

1.15.    associated institution:
         an associated institution in the sense of the Wge.

NAME, REGISTERED OFFICE
ARTICLE 2

2.1.     The name of the company is:


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         Versatel Telecom International N.V..

2.2.     It has its registered office in Amsterdam.

OBJECT
ARTICLE 3

The object of the company is:

a.   to provide telecommunication services;

b. to incorporate, to participate in, to manage and to be financially involved in any other way in other companies and enterprises;

c. to provide administrative, technical, financial, economic and management services to other companies, persons and enterprises;

d. to acquire, to dispose of, to manage and to exploit movable and immovable properties and other properties, including but not limited to patents, trade marks, licenses, permits and other industrial ownership rights;

e. to borrow or to lend money, to grant security-rights, to warrant performances by third parties or to undertake joint and several liability for third parties,

all such acts as mentioned above, whether or not performed in co-operation with third parties and including the performance and promotion of all such acts connected therewith, whether directly or indirectly, and all in the widest sense of the word.

CAPITAL
ARTICLE 4

4.1. The authorized capital of the company amounts thirty-six million four hundred thousand euro two cent (EUR 36,400,000.02) and is divided into:

         o  nine hundred million (900,000,000) ordinary shares;

         o  twenty million (20,000,000) preference-A shares;

         o  nine hundred million (900,000,000) preference-B shares, and

         o one (1) priority share, each share having a nominal value of two cent (EUR 0.02).

4.2. Whenever in the present articles of association reference is made to `shares' or `shareholders', these terms will be understood to mean shares of whatever category respectively holders of shares of whatever category, unless the contrary will have been explicitly stated or will clearly be evident from the context.

ISSUE OF SHARES
ARTICLE 5


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5.1.     Shares may only be issued by virtue of a resolution of the general meeting, which resolution will also include the price and the further conditions of the issue. The general meeting may transfer its competence as referred to in the preceding sentence to an other company body for a specified period not exceeding five years.

         The number of shares that may be issued will be fixed in said designation.

         The designation may each time be extended for a maximum period of five years.

         Unless laid down otherwise in said designation, it cannot be withdrawn.

         The validity of the resolution of the general meeting for the issue of shares or for designation will require a prior or simultaneous resolution of approval of each group of holders of shares of a similar category whose rights will be prejudiced by the issue.

         Within eight days after a resolution of the general meeting for the issue of shares or for designation, the company will deposit a full text of said resolution at the office of the Trade Register with additional statement of the number and category.

         Within eight days after each issue of shares, the company will deposit a relative statement at the office of the Trade Register with additional statement of the number and category.

         The present paragraph will be correspondingly applicable to the granting of rights to take shares but will not be applicable to the issue of shares to a party exercising an already previously acquired right to take shares.

5.2. If and insofar as the board of management has been designated as being competent to resolve to issue shares, in case of preference shares B being issued, which will be understood to include the granting of a right to subscribe for preference shares B:

         a. the board of management shall, within four weeks after such issue, convene a general meeting in which the motives for the issue will be elucidated, unless such an elucidation has previously been given in a general meeting;

         b. the previous approval of the general meeting is required for the specific case if (i) in consequence of such issue (ii) and/or in consequence of the earlier issue of preference shares B by the board of management, without the approval referred to, so many preference shares B can be taken and/or have been issued that the total nominal amount of the preference shares, issued



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              by the board of management without the said approval of the general meeting, exceeds one hundred per cent (100%) of the total nominal amount of the issued ordinary shares and the preference shares A prior to said issue.

5.3. In case preference shares A have been issued by virtue of a resolution to issue shares or a resolution to grant a right to subscribe for shares, passed by the board of management without the previous approval or other collaboration of the general meeting, the board of management shall convene a meeting of shareholders within two years after such issue and make a proposal in said meeting as regards purchase by the company or (as the case may be) withdrawal of such preference shares issued.

         In case in said meeting no resolution will be passed to the effect that the preference shares B will be purchased by the company or (as the case may be) will be withdrawn, the board of management shall, every time within two years after the proposal referred to above has been brought up for consideration, convene a general meeting again in which such a proposal will again be made, which obligation will no longer exist if the shares referred to will no longer be held by a party other than the company.

5.4. In case of ordinary shares being issued, each holder of ordinary shares will hold a pre-emptive right in proportion of the aggregate amount of his shares, without prejudice to the provisions in the law.

         In case of shares being issued, there will be a pre-emptive right neither to the shares issued against contribution other than in money nor to the shares issued to employees of the company or of a group company.

         Holders of preference shares will not hold a pre-emptive right in case of ordinary shares being issued.

         Holders of ordinary shares will not hold a pre-emptive right in case of preference shares and the priority shares being issued.

         The company will announce the issue with a pre-emptive right and the period within which said right may be exercised in the Dutch Gazette, in a national newspaper and in the Official Price List.

         The pre-emptive right may be restricted or excluded in a resolution of the general meeting.

         In the relative proposal the reasons for the proposal and the choice of the intended price of issue shall be elucidated in writing.


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         The pre-emptive right may also be restricted or excluded by the company body designated by virtue of paragraph 1, in case said body will have been designated in a resolution of the general meeting as being competent to restrict or exclude the pre-emptive right for a specific period not exceeding five years.

         The designation may each time be extended for a period not exceeding five years; it will in any case cease to apply in case the designation of the corporate body competent to issue shares as referred to in article 5, paragraph 1 will no longer be effective.

         Unless laid down otherwise in the designation - without prejudice to the provisions in the preceding sentence - it cannot be withdrawn.

         A resolution of the general meeting for restriction or exclusion of the pre-emptive right or for designation will require a majority of at least two/thirds of the votes cast, in case less than fifty per cent of the issued capital will be represented at the meeting.

         Within eight days after said resolution, the company will deposit a full text thereof at the office of the Trade Register.

         In case of rights to take ordinary shares being granted, the holders of ordinary shares will hold a pre-emptive right; the provisions laid down hereinbefore in the present paragraph will be correspondingly applicable.

         Shareholders will not hold a pre-emptive right to shares issued to a party exercising an already previously acquired right to take shares.

5.5. The price at which the shares will be issued may not be below par, without prejudice to the provisions laid down in article 80, paragraph 2, Volume 2 of the Civil Code.

5.6. Payment shall be made in money insofar as contribution other than in money will not have been agreed upon.

         Payment in foreign currency may only be made with the consent of the company.

         The payment liability will in said case be fulfilled for the amount at which the amount paid may freely be exchanged in Dutch currency or in Euros.

         Decisive will be the rate of exchange on the date of payment.

         In deviation from the provisions laid down in the preceding sentence, the company may demand payment at the rate of exchange on a particular date within two months prior to the last day on which payment shall be made, provided the shares or the depository receipts for these shares will forthwith after having been issued


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         be included in the Price List of a Stock Exchange outside the
         Netherlands.

COMPANY SHARES
ARTICLE 6

6.1. In case of shares being issued, the company may not take company shares.

6.2. Acquisition by the company of company shares not paid up will be null and void.

6.3. After the relative approval of the board of supervisory directors having been obtained, the company may acquire paid-up company shares for a consideration in case:

         a. the common equity, reduced by the price of acquisition, will not be smaller than the paid and claimed part of the capital, increased by the reserves which shall be kept by virtue of the law;

         b. the nominal amount of the shares in its capital acquired, held or held in pledge by the company or those held by a subsidiary will not exceed one/tenth part of the issued capital, and

         c. authorization for the acquisition will have been granted by the general meeting.

         Acquisition of shares contrary to the provisions in the present paragraph will be null and void.

6.4. Decisive for the requirement under a. of the preceding paragraph will be the amount of the common equity in accordance with the balance sheet lately confirmed, reduced by the price of acquisition for the shares in the capital of the company and distributions to the charge of profit or reserves to other parties which the company and its subsidiary owed after the date of the balance sheet.

         In case a financial year will have lapsed for more than six months, without the annual account having been confirmed, acquisition in accordance with paragraph 3 will not be permitted.

6.5. In the authorization the general meeting shall fix the number of shares that may be acquired, the manner in which they may be acquired and between what limits the price shall be.

         The authorization will be valid for a maximum period of eighteen months.

6.6. The preceding paragraphs will not apply to shares acquired by the company under a universal title.

6.7. The board of management will be competent to alienate company shares held by the company.


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6.8.     The provisions laid down hereinbefore in the present article will be correspondingly applicable to depository receipts of shares in the capital of the company.

CAPITAL REDUCTION
ARTICLE 7

7.1. The general meeting of shareholders may pass a resolution for the reduction of the issued capital by withdrawing shares or by reducing the amount of the shares in an amendment of the articles of association.

         The shares to which the resolution relates shall be designated in the resolution and the implementation of the resolution shall have been arranged.

         The paid and claimed part of the capital may not become smaller than the minimum capital prescribed by law at the time of the resolution.

7.2.     A resolution for withdrawal of shares may only relate to:

         o shares held by the company itself or of which it holds the depository receipts.

         o all preference shares of a particular category or of both categories with repayment.

7.3. Reduction of the amount of shares without repayment and without exemption from the payment liability shall be carried out proportionately on all shares of a similar category.

         The requirement of proportion may be deviated from with the consent of all shareholders concerned.

7.4. Partial repayment on shares or exemption from the payment liability will only be possible by way of implementation of a resolution for reduction of the amount of the shares.

         Such repayment or exemption shall be made

         o  either proportionately on all shares;

         o or proportionately with respect to the preference shares of a particular category or of both categories.

         The requirement of proportion may be deviated from with the consent of all shareholders concerned.

7.5. A resolution for the reduction of the capital relating to preference shares of a particular category or of both categories will require a prior or simultaneous resolution of approval of the meeting of the holders of said shares of that category or these categories.


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7.6.     The convening notice for a meeting in which a resolution referred to in the present article will be passed will state the object of the capital reduction and the manner of implementation.

         A resolution for the reduction of the capital will require a majority of at least two/thirds of the votes cast, in case less than fifty per cent of the capital will be represented.

7.7.     The company shall publish the resolutions referred to in the present article in accordance with the provisions laid down in the law.

         A resolution for the reduction of the issued capital will not take effect for as long as creditors of the company may raise objections in accordance with the provisions laid down in the law.

SHARES
ARTICLE 8

The ordinary shares shall be registered shares or bearer shares at the discretion of the shareholder; the preference shares and the priority share may only be registered shares.

BEARER SHARES
ARTICLE 9

9.1.     All bearer shares will be embodied in one share certificate.

         In special cases the board of management may resolve, subject to the approval of the board of supervisory directors and Necigef, that bearer shares will be embodied in an other manner than in the collective certificate referred to in the preceding sentence.

9.2. This share certificate will be signed in the manner as determined in these articles of association as regards representation of the company.

9.3. The company will cause Necigef to keep the share certificate referred to in paragraph 1 for the party (parties) entitled.

9.4. The company will grant the party entitled a right in respect of an ordinary bearer share by (a) Necigef enabling the company to write up a share on the share certificate and (b) the party entitled designating an associated institution which will credit him accordingly as joint owner (hereinafter to be called: a joint owner) in its collective deposit.

9.5. Without prejudice to the provisions in article 27, paragraph 3 of the present articles of association, the administration of the share certificate will irrevocably


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         be entrusted to Necigef and Necigef will be irrevocably authorized on behalf of the party/parties entitled to effect everything necessary in respect of the relative ordinary shares, including acceptance, delivery and cooperation to writing-up and writing-off of the share certificate.

9.6. For the application of the present articles of association, the party entitled as joint owner in a collective deposit of ordinary bearer shares as referred to in the Act on securities transfer by giro/bank will likewise be deemed to be holder of shares.

         The company will be competent to lay down further rules with respect to the share certificate.

ARTICLE 10

10.1. In the event that a participant in a deposit in the name of the associated institution wishes the delivery of one or several bearer shares, the following actions shall occur constituting one and the same event: (a) Necigef will deliver the share/shares to the party entitled by means of a deed, (b) the company will acknowledge the delivery, (c) Necigef will enable the company to delete the share/shares from the share certificate, (d) the relevant associated institution will debit the party entitled accordingly as participant in its collective deposit and (e) the company will register the holder as holder of a registered share/shares in the register of shareholders.

10.2. A holder of an ordinary registered share may at all times have said share made out to bearer by and through the following actions (a) the party entitled shall deliver said share to Necigef in a deed, (b) the company shall acknowledge the delivery, (c) Necigef shall enable the company to register a share on the share certificate, (d) an associated institution designated by the party entitled accordingly shall credit the party entitled as joint owner in its collective deposit and (e) the company shall delete the name of the party entitled as holder of the relative share from the register.

REGISTERED SHARES
ARTICLE 11

11.1.    Share certificates will not be issued for registered shares.

11.2. The board of management will keep a register of shareholders which, with respect to the holders of registered shares and usufructuaries and pledgees of such shares, will include the names and addresses as well as the other data


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         prescribed by law.

11.3. Every holder of registered shares and every usufructuary or pledgee of such shares shall notify the company of his address in writing.

11.4.    The register will be kept up-to-date regularly.

         All annotations in the register will be signed in the manner as laid down in the present articles of association with respect to representation of the company.

11.5. The register shall be desposited at the office of the company for inspection by parties entitled to attend meetings.

         The preceding sentence shall not apply to that part of the register which is kept outside the Netherlands in compliance with legislation or Stock Exchange rules and regulations applying outside the Netherlands.

11.6. The board of management will gratuitously provide a holder of registered shares and a usufructuary and pledgee of such shares with an extract from the register with respect to their rights to a share and the rights to attend meetings attached thereto.

         Said extract will be signed in the manner as laid down in the present articles of association with respect to representation of the company.

RIGHT OF USUFRUCT AND RIGHT OF LIEN
ARTICLE 12

12.1.    A right of usufruct may be created on shares.

12.2. The shareholder will hold the voting right on the shares on which a right of usufruct will have been created.

         In deviation from the provisions laid down in the preceding sentence, the voting right attached to ordinary shares will accrue to the usufructuary in case this will have been determined upon the creation of the right.

         The voting rights attached to the preference shares can only be granted to the usufructuary if so provided on the establishment of the usufruct and if both such provisions and - in case of a transfer of the usufruct, the transmissions of the right to vote, are approved by the board of supervisory directors.

         The voting right attached to the priority share cannot be granted to the usufructuary.

12.3. The shareholder not holding voting rights and the usufructuary holding voting rights, will hold the rights granted by law to holders of depository receipts of shares issued with the co-operation of the company.


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         The usufructuary not holding voting rights, will not hold the rights referred to in the preceding sentence either.

ARTICLE 13

13.1.    Shares, with the exception of the priority share, may be pledged.

13.2. The provisions in paragraphs 2 and 3 of article 12 will be correspondingly applicable to the voting right on pledged shares and to rights of the pledgees to attend meetings.

BOARD OF MANAGEMENT
ARTICLE 14

14.1.    The company will have a board of management.

14.2. Without prejudice to the restrictions in accordance with the present articles of association, the board of management will be charged with the management of the company.

14.3. The board of management will be competent to enter into legal acts as referred to in article 94, paragraph 1, Volume 2 of the Civil Code subject to the prior approval of the supervisory board.

ARTICLE 15

15.1.    The board of management will consist of one or more members.

         The number of members of the board of management will be fixed by the board of supervisory directors.

15.2. Members of the board of management will be appointed by the general meeting. If the priority share is issued, the appointment shall take place from a binding nomination, drawn up by the priority, of at least two nominees for each vacancy to be filled.

         The priority shall be invited to draw up the binding nomination by the board of management.

         The binding nomination shall be drawn up within two months, after the sending of the above mentioned invitation.

         If the priority fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the shareholders meeting shall be free to make the appointment.

         The shareholders meeting may at all times override the binding nature of the nomination by adopting a resolution to this effect with at least two-thirds of the votes cast at a meeting at which more than half of the issued share capital is



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         represented.

         The provisions of article 120, paragraph 3 of Book 2 of the Dutch Civil Code shall not apply.

15.3. Members of the board of management may at any time be suspended or dismissed by the shareholders meeting.

         The shareholders meeting may adopt a resolution to suspend or dismiss a member of the board of management only by at least two-thirds of the votes cast at the meeting at which more than half of the issued capital is represented, unless the proposal concerned has been made by the Supervisory Board.

         A suspension as referred to in the preceding sentence may be removed by the general meeting.

15.4. A suspension may be extended once or several times but it cannot continue for longer than an aggregate period of three months.

15.5. The remuneration and the further conditions of employment will be fixed separately for each member of the board of management by the board of supervisory directors.

INTERNAL ORGANISATION OF THE BOARD OF MANAGEMENT
ARTICLE 16

16.1. The board of management may lay down further rules and regulations with respect to its procedure and internal organisation among which those with respect to the holding of, the convening of and the passing of resolutions in its meetings and outside a meeting as well as regards the division of duties.

         The laying-down of such rules and regulation will require the prior approval of the board of supervisory directors.

16.2. Without prejudice to its own responsibility - the board of management will be competent to appoint officers with such powers and such title to be determined by the board of managing directors.

16.3. Without prejudice to the provisions laid down elsewhere in the present articles of association, all resolutions of the board of management with respect to the following subjects will require the approval of the board of supervisory directors such legal acts as will be clearly defined by the board of supervisory directors and of which the board of management will have been notified in writing.

         For the application of the present paragraph, a resolution of the board of management for the passing or approval of a resolution of any body of the


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         company in which the company participates will be equated with a resolution as referred in the preceding sentence, provided the resolution for entering into such a legal act will be subject to the approval of the board of supervisory directors as referred to hereinbefore in the present paragraph.

         The lacking of the approval as referred to in the present paragraph will not affect the power of representation of the board of management or the members of the board of management.

ABSENCE OR INABILITY TO ATTEND
ARTICLE 17

17.1. In case of absence or inability to attend of one or several members of the board of management, the management of the company will temporarily be entrusted to the other members of the board of management, provided there will be at least two of them.

17.2. In case of all members of the board of management being absent or unable to attend, the management of the company will temporarily be entrusted to one person to be designated for this purpose - whether or not from its number - by the board of supervisory directors.

ARTICLE 18
REPRESENTATION

18.1. The board of management will represent the company insofar as not ensuing otherwise from the law.

         The power of representation will also accrue to two persons acting jointly viz.

         o  either two members of the board of management;

         o or a member of the board of management together with a holder of proxy;

         o  or two holders of proxy acting jointly,

         for as far as said holders of proxy are concerned, provided they will be acting within the limits of the power granted.

18.2. In case of a conflicting interest between the company and one or several members of the board of management, the company will be represented in the manner as provided for in paragraph 1.

         In all cases in which the company will hold an interest conflicting with that of a member of the board of management in private, the resolution for entering into the relative legal act will require the prior approval of the board of supervisory directors.


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         The lacking of the approval as referred to in the preceding sentence will not affect the power of representation of the board of management or the members of the board of management.

BOARD OF SUPERVISORY DIRECTORS
ARTICLE 19

19.1.    The company will have a board of supervisory directors.

19.2. The board of supervisory directors will be charged with the supervision of the policy of the board of management and of the general course of affairs of the company and the enterprise associated with it.

         The board of supervisory directors will assist the board of management by the rendering of advice.

         The Board will furthermore be charged with everything otherwise entrusted to it by the law and the present articles of association.

         In the performance of their duties the supervisory directors will be guided by the interests of the company and he enterprise associated with it.

19.3. The board of management will timely provide the board of supervisory directors with the data necessary for the proper performance of its duties.

19.4. The board of supervisory directors may seek advice at the expense of the company for the proper performance of its duties.

ARTICLE 20

20.1. The board of supervisory directors will consist of three or more natural persons. The number of supervisory directors will be fixed by the general meeting with due observance of the provisions laid down in the preceding sentence.

20.2. If at any time there will be less than three members of the board of supervisory directors in office, the remaining members of said Board and/or the remaining member will constitute a competent Board, without prejudice to the obligation of the Board to have the vacancies filled as soon as possible.

20.3. The supervisory directors will receive a remuneration. Said remuneration will be fixed by the general meeting.

ARTICLE 21

21.1.    The supervisory directors will be appointed by the general meeting.

21.2. If preference shares B are issued the nomination shall take place from a binding nomination, drawn up by the priority, of at least two nominees for each vacancy to be filled.



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                                                                            -16-


         The priority shall be invited to draw up the binding nomination by the board of management.

         The binding nomination shall be drawn up within two months, after the sending of the above mentioned invitation.

         If the priority fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the shareholders meeting shall be free to make the appointment.

         The shareholders meeting may at all times override the binding nature of the nomination by adopting a resolution to this effect with at least two-thirds of the votes cast at a meeting at which more than half of the issued capital is represented.

         The provisions of article 120, paragraph 3 of Book 2 of the Dutch Civil Code shall not apply.

21.3. Supervisory directors may at any time be suspended or dismissed by the shareholders meeting.

         The shareholders meeting may adopt a resolution to suspend or dismiss a Supervisory Director only by at least two-thirds of the votes cast at a meeting at which more than half of the issued capital is represented unless the proposal concerned has been made by the Supervisory Board.

         The person who has reached the age of seventy-two cannot be appointed supervisory director.

ARTICLE 22

22.1. A supervisory director will resign from office at the latest after the end of the general meeting of shareholders in which the annual account will be considered in the financial year in which he will reach the age of seventy-two.

22.2. Each supervisory director will furthermore resign from office by rotation as established by the board of supervisory directors.

         Resigning supervisory directors may be re-appointed forthwith, without prejudice to the provisions with respect to the age-limit laid down in the law.

INTERNAL ORGANISATION OF THE BOARD OF SUPERVISORY DIRECTORS
ARTICLE 23

23.1. The board of supervisory directors will appoint a chairman and a deputy chairman from its number.

23.2. The board of supervisory directors may lay down further rules and regulations with as regards its internal organisation among which those with respect to the holding of, the convening of and the passing of resolution at its meetings and outside a meeting as well as with respect to the division of the duties.

23.3. The board of supervisory directors will at any time be allowed admittance to all business premises of the company and it will be competent to peruse all correspondence, accounting records, vouchers and other data carriers and to check the cash resources and other capital assets of the company.

23.4. In case a resolution of the board of supervisory directors shall be made evident, a relative written notification of the (acting) chairman of said Board will suffice.

GENERAL MEETING AND MEETINGS OF SHAREHOLDERS
ARTICLE 24

Within the limits set by the present articles of association and the law, all powers not granted to others will accrue to the general meeting.

ARTICLE 25

25.1. The annual meeting will be held within six months after the end of each financial year.

25.2. Unless the period as referred to in article 31, paragraph 2 of the present articles of association will have been extended in accordance with the provisions laid down there - the following subjects will i.a. be considered at said meeting

         o  the annual report;

         o  the annual account and the appropriation of profit, and

         o discharge from liability to the board of management and the board of supervisory directors.

         In case the period referred to in article 31, paragraph 2 will have been extended, the subjects mentioned in the preceding sentence will be considered in a meeting of shareholders to be held at the latest one month after said period having lapsed.

25.3. Without prejudice to the provisions in article 108a, Volume 2 of the Civil Code, extraordinary meetings of shareholders will be held whenever deemed desirable by the board of management or the board of supervisory directors.

         Furthermore extraordinary meetings of shareholders will be held whenever the persons entitled to attend meetings, representing at least one/tent part of the issued capital, will lodge the relative written request with precise statement of the subjects to be considered with the board of management and/or the board of supervisory directors.

ARTICLE 26

26.1. The board of management or the board of supervisory directors will send the convening notices for the meetings of shareholders and not later than on the fifteenth day prior to the date of the meeting.

26.2. A notice convening a meeting shall be given by publication in a nationally distributed daily newspaper as well as such foreign newspapers as designated by the board of management.

26.3. The convening notice will state the subjects to be considered or it will announce that the persons entitled to attend meetings may take cognizance thereof and obtain gratuitous copies thereof at the office of the company as well as at such locations including a bank in Amsterdam, registered by virtue of the Act on the Supervision of the Credit System, and possibly at an other location as laid down in the convening notice.

26.4. The convening notice will also state the location(s) where and the date on which those persons deriving their rights to attend meetings from bearer shares shall at the latest deposit documentary evidence of their rights against a receipt which may serve as admission ticket to the meeting.

         The date referred to in the preceding sentence may not be set earlier than on the seventh day prior to the date of the meeting.

         A statement of an associated institution, or of a foreign bank subject to commercial supervision by the government, to be designated by the board of management may also serve as admission ticket as referred to in the penultimate sentence, to the effect that the number of shares stated in said statement are kept in (its collective) deposit in the name of the person mentioned in said statement and will be kept in deposit up and to including the date of the meeting.

         The convening notice will also state that with respect to registered shares, rights may only be exercised at the meeting in case the relative persons entitled to attend the meeting will have notified the board of management in writing of their intentions to attend (have themselves represented at) the meeting at the latest on the day prior to the day of the meeting.

26.5. Upon the calling of a shareholders meeting the board of management is authorized to determine that for the application of article 117 paragraphs 1 and 2 of Book 2 of the Civil Code, as holders of meeting rights shall be considered those who, at a specified point of time to be determined in the call notice (the registration date), have these rights and are registered in a register to be determined by the board of management, irrespective of who the persons entitled to the shares or depositary receipts of the shares are at the time of the meeting.

         The final registration date may not be scheduled earlier than on the seventh day prior to the day of the meeting.

         In the call notice of the meeting, the registration date will be stated as well as the manner in which the holders of voting or meeting rights can register and the manner in which they can exercise their rights.

ARTICLE 27

27.1.    The meetings of shareholders will be held in Amsterdam.

27.2. The chairman of the board of supervisory directors will act as chairman of the meetings of shareholders and in case of his absence, the deputy chairman of the board of supervisory directors and in case he will also be absent, a supervisory director to be designated by the supervisory directors present at the meeting.

         in case the chairmanship of the meeting will not be provided for as stated hereinbefore, the meeting itself will designate its chairman.

27.3. All persons entitled to attend the meeting provided with an admission ticket or those who will have announced their intention to be present will be allowed admission to the meetings of shareholders, everything as laid down hereinbefore in article 26, paragraph 3, as well as the members of the board of management and the supervisory directors.

         The chairman will decide with respect to the admission of others.

27.4. Persons entitled to attend the meeting may have themselves represented at the meeting by an attorney authorised in writing.

27.5. Minutes will be kept of the proceedings at meetings of shareholders by a secretary to be designated by the chairman of the meeting, which minutes will be signed by way of confirmation by the chairman and the secretary.

         In deviation from the provisions laid down in the first sentence of the present paragraph, the chairman of the meeting and/or the board of management may decide to have a notarial record drawn up.

         The documents mentioned hereinbefore in the present paragraph will be available at the office of the company for perusal by persons entitled to attend the meeting.

         At request, each of them will be provided with copies of or extracts from said documents at a price not exceeding cost.

ARTICLE 28

28.1.    Every share will carry the right to cast one vote.

         No vote may be cast in the general meeting of shareholders for a share owned by the company or a subsidiary thereof;

         nor may a vote be cast for a share of which one of them holds the depository receipts.

         However, usufructuaries and pledgees of shares owned by the company and its subsidiaries will not be excluded from their voting rights, in case the right of usufruct or the right of lien will have been created prior to the share being owned by the company or a subsidiary thereof.

         The company or a subsidiary thereof cannot cast a vote for a share on which it holds a right of usufruct or a right of lien.

         In the determination of the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, shares of which it has been laid down in the law that no votes may be cast for them will be disregarded.

         Members of the board of management and supervisory directors as such will hold an advisory vote.

28.2. All votes will be cast by word of mouth, unless the chairman of the meeting will decide that votes will be cast in writing.

28.3. The chairman of the meeting may decide that votes will be cast by acclamation, unless one of the persons entitled to vote will oppose this.

28.4.    Abstentions and invalid votes will be regarded as votes not cast.

28.5. All resolutions will be passed by an absolute majority of the votes cast insofar as the law or the present articles of association will not prescribe a larger majority.

28.6. The opinion of the chairman expressed at the meeting as regards the outcome of a ballot will be decisive.

         The same will apply to the text of a resolution passed, insofar as votes will have been cast on a proposal not laid down in writing.

28.7. However, if immediately after the opinion referred to in the preceding paragraph having been expressed, its correctness will be challenged, a new ballot will be held, in case the majority of the general meeting, or if the original ballot was not held by roll call or in writing, one of the parties entitled to vote will desire this. As a result of said new ballot the legal consequences of the original ballot will be cancelled.

MEETINGS OF HOLDERS OF SHARES OF A PARTICULAR CATEGORY
ARTICLE 29

29.1. The provisions laid down hereinbefore with respect to meetings of shareholders will as much as possible be applicable to meetings of holders of a particular category.

29.2. In deviation from the provisions laid down in the preceding paragraph, the period for convening the meeting of the holders of preference shares of a particular category will be at least seven working days and holders of said shares need not announce their intention to attend the meeting.

         Furthermore resolutions of holders of preference shares may also be passed in an other manner than at a meeting of shareholders, provided the shareholders entitled to vote will unanimously have declared in writing (including all forms of written communication) to favour the proposal.

         The provisions in the preceding paragraph will not be applicable in case, in addition to holders of shares of the relative category, there will be other persons deriving rights to attend meetings from said shares.

CONVENING NOTICES AND NOTIFICATIONS
ARTICLE 30

30.1. All convening notices and notifications by the company, destined for persons entitled to attend meetings, as far as registered shares are concerned, will be sent by letter to the addresses as included in the register of shareholders and apart from this by means of an advertisement in at least one national newspaper as well as in the Official Price List.

30.2. Documents for the perusal of persons entitled to attend the meeting will be deposited at the office of the company as well as at such locations, including a bank in Amsterdam, as will be stated in a convening notice or notification.

30.3. Communications which shall be addressed to the general meeting by virtue of the law or the present articles of association, may be sent either by including them in the convening notice or in the document deposited for perusal at the office of the company, provided this will be stated in the convening notice.

FINANCIAL YEAR; ANNUAL ACCOUNT; ANNUAL REPORT

ARTICLE 31

31.1.    The financial year will coincide with the calendar year.

31.2. Within five months after the end of the financial year, apart from extension of said period not exceeding six months by the general meeting on the ground of special circumstances, the board of management will compile an annual account and an annual report

         The compiled annual account will be submitted to the board of supervisory directors who will present a relative report to the general meeting.

         The annual account will be signed by all members of the board of management and all supervisory directors.

         If the signature(s) of one or several of them will be lacking, the reason thereof will be stated.

31.3. The board of supervisory directors issues a recommendation regarding the annual account to the shareholders meeting.

31.4. The company will grant an accountant to be designated by the general meeting the assignment to audit the annual account and the annual report compiled by the board of management and to report his findings to the board of management and the board of supervisory directors and to issue a certificate, everything as referred to in article 393, paragraph 1 of Volume 2 of the Civil Code.

         In case the general meeting will not proceed to the aforesaid appointment, the board of supervisory directors will be competent or, in case said Board will fail to do so, the board of management will be competent.

ARTICLE 32

32.1. The company will ensure that the annual account, the annual report and the data to be added thereto by virtue of the law and the report of the board of supervisory directors will be available for perusal by the persons entitled to attend the meetings at the office of the company as well as at a bank in Amsterdam to be stated in the convening notice as of the date of the convening notice for the annual meeting until after the end of said meeting.

         The company will gratuitously make a copy of the documents referred to in the preceding sentence available to the persons entitled to attend meetings.

         In case said documents will be amended, the provisions in the preceding sentence will also apply with respect to the amended documents.

32.2.    The annual account will be confirmed by the general meeting.

32.3. In case discharge from liability will be granted to the board of management for the management conducted by it in any financial year and to the board of supervisory directors for the supervision exercised by it, said discharge from liability will be limited to everything evident from the annual account or announced to the general meeting, without prejudice to the provisions laid down in the law.

PUBLICATION
ARTICLE 33

33.1. The annual account, the annual report and the data to be added thereto by virtue of the law will be published within eight days after the confirmation of the annual account.

         Publication shall be made by depositing a copy prepared entirely in the Dutch language or, if no Dutch language version was made, a copy in the French, German or English language at the office of the commercial register in Amsterdam. The date of adoption must be annotated on the copy.

         If the annual accounts have not been adopted in conformity with the statutory provisions within seven months from the end of the financial year, the management shall publish the annual accounts as prepared in the manner provided in paragraph 1 without delay; it shall be stated in the annual accounts that they have not yet been adopted.

         If the shareholders meeting has extended the period to compile the annual account in accordance with article 31, paragraph 2, the provision of the previous sentence shall enter into effect as from two months after the end of such period.

         Simultaneously with and in the same manner as the annual accounts, a copy of the annual report and of the other information referred to in section 2: 392 of the Dutch Civil Code shall be published in the same language. The preceding sentence shall not apply, except for the information referred to in subparagraphs a, c, f and g of section 2:392, subsection 1 of the Dutch Civil Code, if the documents are kept for public inspection at the office of the company and a complete or partial copy thereof is obtainable on request at no more than cost. The company shall file a notice of this fact for registration in the commercial register.

         If, due to the volume of the company's enterprise the exemption of section 2:396 paragraphs 3 up to and including 8 of the Dutch Civil Code or of section 2:397, paragraphs 3 up to and including 6 of the Dutch Civil Code is applicable, the publication will take place with due observance of the applicable exemptions.

33.2. A resolution for distribution on shares and resolutions for interim distribution as well as (the manner of) making distributions payable and the composition of the distributions will be published forthwith.

RESERVES, ALLOCATION TO RESERVES AND DISTRIBUTIONS
ARTICLE 34

34.1. Separate share premium reserves will be formed in the accounting records of the company in behalf of both the ordinary shares and the preference shares A.

34.2. Distributions may only be made to the charge of the reserves referred to in the preceding paragraph on respectively deductions or depreciation made to the charge of shares of the relative category.

         A resolution for the withdrawal from the share premium reserve belonging to the preference shares may be passed by the board of management under prior approval of the meeting of shareholders of said shares.

ARTICLE 35

35.1. The company can only make distributions to shareholders insofar as the common equity of the company will exceed the amount of the paid capital of the company, increased by the reserves which shall be kept by virtue of the law.

35.2. To the extent the profits allow this, a dividend to be deducted from the positive amount of the profits as evidenced by the profit and loss account shall in the first place be distributed on the preference shares B according to a percentage which shall be the equivalent of the average rate of the European Central Bank, increased with a surcharge or discount calculated against the number of days to which the payment has to be made.

         The surcharge and discount shall amount to a maximum of 3% and shall be determined by the board of management upon the prior approval of the supervisory board at the time of the initial issue of a preference share B.

         The dividend shall be calculated against the paid in amount on a share's nominal amount.

         If the profits made in a certain financial year do not (fully) allow the distribution mentioned before in this paragraph, that distribution shall be made (for the rest) to the debit of the distributable reserves.

         If the distributable reserves do not allow that distribution as well, the remaining part of the distribution shall be paid to the holders of preference B-shares to the debit of the profits and/or the distributable reserves in one or more subsequent financial years.

         The profits which remain shall be distributed to the holders of preference shares A, the amount of such distributable dividend or the manner of calculation to be determined by the corporate body authorised to initially issue the preference shares A.

         From the profits which remain, shall, as far as this may be possible, be distributed to the priority share a dividend equal to 20% of the nominal amount of such share.

         Successively, the board of management shall, with the approval thereto of the supervisory board, determine which part of the remaining profits after application of the previous provisions shall be reserved.

35.3. The profit left after application of the provisions laid down hereinbefore in the present paragraph will be available to the general meeting, subject to the proviso that the profit then left will only be for the benefit of holders of ordinary shares.

35.4. Amounts may be withdrawn from the distributable reserves by virtue of a resolution of the general meeting.

         The provisions laid down in the preceding paragraph will not be applicable to the share premium reserve belonging to the preference shares.

35.5. The company may only make interim distributions in case the requirement of paragraph 1 of the present article will have been fulfilled as will be evident from an interim specification of equity as referred to in article 105, paragraph 4, Volume 2 of the Civil Code and provided this will be done after prior approval of the board of supervisory directors.

         Distributions on ordinary shares as referred to in the present paragraph may be made payable in shares or negotiable rights thereon.

35.6. Without prejudice to the provisions laid down hereinbefore, the general meeting may pass a resolution for making distributions on ordinary shares (whether or not at the discretion of shareholders) fully or partially payable instead of in money (whether or not at the discretion of the shareholders)

         a. in ordinary shares (if so requested and if possible to the charge of the share premium reserve) or negotiable rights thereon or

         b.   in capital assets of or negotiable claim rights on the company.

         A resolution as referred to in the preceding sentence may only be passed on proposal of the board of management which resolution will have been approved by the board of supervisory directors.

35.7. No distribution in behalf of the company will be made on the shares in its capital acquired by the company and on shares of which the company holds the depository receipts.

35.8. In the calculation of the appropriation of profit, the shares on which no distribution will be made in behalf of the company by virtue of the provisions in paragraph 7, will be disregarded.

35.9. Distributions for which resolutions have been passed will be made payable at the latest after a fortnight.

         The claim for distribution will lapse as a result of expiry of a period of five years to be counted as of the date of it becoming payable.

AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION, JURIDICAL MERGER AND SPLITTING-UP
ARTICLE 36

36.1. The general meeting may pass a resolution for amendment of the articles of association, dissolution, juridical merger and splitting-up.

         If the priority share is outstanding, a resolution as set forth in the previous sentence may only be adopted upon proposal of the priority.

         A resolution for amendment of a provision in the articles of association whereby holders of the preference shares have been granted any right or for an amendment whereby such right will be prejudiced, will only be valid after prior approval of the holders of said shares.

36.2. In case a proposal as referred to in the preceding sentence will be made to the general meeting, this shall invariably be stated in the convening notice for the relative meeting.

36.3. Simultaneously with the convening notice for the meeting in which an amendment of the articles of association will be considered, a copy of the proposal, containing the verbatim text of the proposed amendment, will be deposited for perusal by the persons entitled to attend the meeting until the end of said meeting.

         Persons entitled to attend the meeting may gratuitously obtain a copy of aforesaid proposal.

ARTICLE 37

37.1. In case a resolution for dissolution will have been passed, the company will be liquidated by the board of management, unless the general meeting will appoint other liquidators, under the supervision of the board of supervisory directors.

         The general meeting will fix the remuneration for the liquidators.

37.2. During the liquidation the present articles of association will continue being effective as much as possible.

37.3. From the balance remaining of the equity of the company after payment of all debts, including those relating to the liquidation, - in the order to be stated hereinafter - first the holders of the preference B-shares and A-shares and the holder of the priority share will be paid the amounts paid on said shares (including any share premium paid), increased by the dividend as laid down in article 35, paragraph 2, on the basis of time on the current financial year and, as far as the preference B-shares are concerned, possibly on preceding financial years.

         The balance then remaining will be distributed to the holders of ordinary shares and other parties entitled to said shares in proportion to each of their rights.

37.4. After the company will have ceased to exist, the accounting records, vouchers and other data carriers will be kept by the person to be designated for this purpose by the liquidators for the period prescribed by law.

FINAL CLAUSE

Until the day that since the present amendment to the articles of association three years have elapsed, the board of management under prior approval of the supervisory board is entitled

o to issue both the ordinary shares and the preference shares A and B and the priority share;

o to grant rights to subscribe for both ordinary and preference shares A and B, to a maximum as defined in article 4 paragraph 1 of the articles, and the priority share and furthermore;

o to restrict or exclude with respect to an issue of ordinary shares or the granting of rights to subscribe for ordinary shares the pre-emptive right of holders of ordinary shares.

                             ARTICLES OF ASSOCIATION

                                       of

                       VERSATEL TELECOM INTERNATIONAL N.V.

                      as they read since October 9th, 2002.